Exhibit 10.14
AMENDMENT TO CHANGE IN CONTROL AGREEMENT
     WHEREAS, Allegheny Energy Service Corporation (the “Company”) and William F. Wahl III (the “Employee”) previously entered into a Change in Control Agreement, originally effective as of May 18, 2007 (the “Agreement”).
     WHEREAS, effective as of November 1, 2007, the parties desire to amend the Agreement to comply with certain changes in applicable law.
     NOW, THEREFORE, in consideration of the covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

  1. Section 7(e) shall be amended and restated in its entirety to read as follows:
     ”(e) The Company shall be entitled to withhold from payments due hereunder any required federal, state or local withholding or other taxes. To the extent that any amounts payable to the Employee under the Agreement hereof are subject to Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), any requirements under the Agreement that such amounts be paid promptly shall not apply and instead such amounts shall be paid in a lump sum as of the date six months after the Termination Date. The Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, each payment made under the Agreement shall be treated as a separate payment and any payment to be made upon a termination of employment under the Agreement may only be made if such termination of employment constitutes a “separation from service” as determined under Section 409A of the Code and its corresponding regulations and related guidance. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in the Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
          IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

Allegheny Energy Service Corporation

/s/ Paul J. Evanson Name: Paul J. Evanson
Title: Chairman & Chief Executive Officer

/s/ William F. Wahl III William F. Wahl III